Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IGNITE RESTAURANT GROUP, INC.

Ignite Restaurant Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  that the name of this corporation is Ignite Restaurant Group, Inc. and that the Certificate of Incorporation of this corporation was originally filed with the Secretary of the State of the State of Delaware pursuant to the DGCL on February 4, 2002 (originally filed under the name of Joe’s Crab Shack—Delaware, Inc., as amended on October 13, 2006, and as further amended on July 7, 2009).

SECOND:  that the Board of Directors duly adopted resolutions, in accordance with the provisions of Sections 242, 245 and 141(f) of the DGCL, proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE ONE

The name of the corporation is Ignite Restaurant Group, Inc. (the “Corporation”)

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904.  The name of its registered agent at such address is National Registered Agents, Inc.  The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1.       Authorized Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 600,000,000 shares, consisting of:

(a)                                  100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and

(b)                                 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Effective upon the filing of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”), a 19,178.226-for-1 stock split of the Corporation’s common stock, par value $1.00 per share (the “Old Common Stock”), shall become effective, pursuant to which each share of Old Common Stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holders thereof be subdivided and reclassified into 19,178.226 fully-paid and non-assessable shares of the Corporation’s Common Stock (the “Stock Split”).  No fractional shares of Common Stock shall be issued upon the Stock Split.  In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled upon the Stock Split, the Corporation shall pay to such holder cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Restated Certificate shall immediately after the filing of this Restated Certificate represent the number of shares of Common Stock as provided above.  Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender, the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Restated Certificate.

Section 2.       Preferred Stock.  The Preferred Stock may be issued from time to time and in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock.  In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.  Except as otherwise provided in this Restated Certificate, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Restated Certificate, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Restated Certificate.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Section 3.       Common Stock.

(a)   Dividends.  Except as otherwise provided by the DGCL or this Restated Certificate, the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE FOUR.

(b)   Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3.

(c)   Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(d)   Preemptive Rights.  No holder of Common Stock shall have any preemptive or subscription rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(e)   Voting Rights.  Except as otherwise provided by the DGCL or the Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation. There shall be no cumulative voting.

(f)    Registration or Transfer.  The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(g)   Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h)   Notices.  All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(i)    Fractional Shares.  In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.       Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation..

Section 2.       Number of Directors. The number of directors which constitute the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

Section 3.       Election and Term of Office.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.  The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.  The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders.  For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation in connection with the adoption of this Restated Certificate.  At the first succeeding annual meeting of stockholders, the Class I directors shall be elected for a term expiring at the fourth succeeding annual meeting of stockholders.  At the second succeeding annual meeting of stockholders, the Class II directors shall be elected for a term expiring at the fourth succeeding annual meeting of stockholders.  At the third succeeding annual meeting of stockholders, the Class III directors shall be elected for a term expiring at the fourth succeeding annual meeting of stockholders.  At each annual meeting beginning with the fourth succeeding annual meeting of stockholders, directors shall be elected to hold office until the next succeeding annual meeting following their election or until their earlier death, resignation, or removal.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as practicable.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 4.       Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.  A person so elected by the Board of Directors to fill a vacancy shall hold office until the election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.       Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director may be removed from office only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 6.       Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 7.       Amendments to Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE SEVEN

Section 1.       Limitation of Liability.

(a)   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such repeal or modification.

Section 2.       Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE SEVEN with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 2 of this ARTICLE SEVEN shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the DGCL requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

Section 3.       Procedure for Indemnification.  Any indemnification of a Director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE SEVEN shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer.  If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE SEVEN is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE SEVEN shall be enforceable by the Director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE SEVEN, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE SEVEN shall be the same procedure set forth in this Section 3 for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4.       Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 5.       Service for Subsidiaries.  Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE SEVEN) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6.       Reliance.  Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE SEVEN in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7.       Non-Exclusivity of Rights.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

Section 8.       Merger or Consolidation.  For purposes of this ARTICLE SEVEN, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE SEVEN with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE NINE

Section 1.       Action by Written Consent.  Beginning immediately following the consummation of the Corporation’s initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities

Act”), the stockholders of the Corporation may take any action required or permitted to be taken by the Corporation’s stockholders by written consent in lieu of a meeting, provided, however, that at any time J.H. Whitney Capital Partners, LLC and its Affiliated Companies collectively own less than 50% of the Corporation’s outstanding Common Stock, any action required or permitted to be taken by the Corporation’s stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting.

Section 2.       Special Meetings of Stockholders.  Special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, (b) the chief executive officer of the Corporation, or (c) the chairman or vice chairman of the Board of Directors.

ARTICLE TEN

Section 1.       Certain Acknowledgments.  In recognition and anticipation that (i) the directors, officers and/or employees of J.H. Whitney Capital Partners, LLC and Affiliated Companies (as defined below) may serve as directors and/or officers of the Corporation, (ii)  J.H. Whitney Capital Partners, LLC and Affiliated Companies thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation will engage in material business transactions with J.H. Whitney Capital Partners, LLC and Affiliated Companies and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE TEN are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve J.H. Whitney Capital Partners, LLC or its Affiliated Companies and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 2.       Competition and Corporate Opportunities.  Neither of J.H. Whitney Capital Partners, LLC nor any of its Affiliated Companies shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation and neither J.H. Whitney Capital Partners, LLC nor any officer or director thereof (except as provided in Section 3 below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies.  In the event that J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation, neither of J.H. Whitney Capital Partners, LLC nor any of its Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

Section 3.       Allocation of Corporate Opportunities.  In the event that a director or officer of the Corporation who is also a director or officer of J.H. Whitney Capital Partners, LLC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation and J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a)   A corporate opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

(b)   Otherwise, such corporate opportunity shall belong to J.H. Whitney Capital Partners, LLC and its Affiliated Companies.

Section 4.       Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this ARTICLE TEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of ARTICLE THREE or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 5.       Renouncement of Certain Corporate Opportunities. Except as provided in Section 3(a) above, if a director or officer of the Corporation who is also a director or officer of J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person shall have no duty to present such corporate opportunity to the Corporation and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation.  Such person shall not breach any fiduciary duty to the Corporation or to its stockholders by reason of the fact that such person does not present such corporate opportunity to the Corporation or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person.

Section 6.       Agreements and Transactions with J.H. Whitney Capital Partners, LLC.  In the event that J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies enters into an agreement or transaction with the Corporation, a director or officer of the Corporation who is also a director or officer of J.H. Whitney Capital Partners, LLC or any of its Affiliated Companies shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a)           The agreement or transaction was approved by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons with a material financial interest in the agreement or transaction (“Interested Persons”), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (iii) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the Corporation or committee thereof in the manner set forth in (i) and (ii) above, in each case after being made aware of the material facts of the relationship between each of the Corporation and J.H. Whitney Capital Partners, LLC or an Affiliated Company and the material terms and facts of the agreement or transaction.

(b)   The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(c)   The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding J.H. Whitney Capital Partners, LLC, any Affiliated Company or Interested Person.

Section 7.       Certain Definitions.  For purposes of ARTICLE NINE AND TEN, “Affiliated Company” or “Affiliated Companies” shall mean any company which is controlling, controlled by or under common control with J.H. Whitney Capital Partners, LLC, including J.H. Whitney VI, L.P. and funds advised by J.H. Whitney Capital Partners, LLC (other than the Corporation and any company that is controlled by the Corporation).

Section 8.       Termination.  The provisions of this ARTICLE TEN shall have no further force or effect for J.H. Whitney Capital Partners, LLC at such time as J.H. Whitney Capital Partners, LLC and any company controlling, controlled by or under common control with J.H. Whitney Capital Partners, LLC shall first cease to be the owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation and J.H. Whitney Capital Partners, LLC or an Affiliated Company that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation and J.H. Whitney Capital Partners, LLC or an Affiliated Company.

Section 9.       Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this ARTICLE TEN.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding any other provision of this Restated Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN, ARTICLE ELEVEN, ARTICLE TWELVE or ARTICLE THIRTEEN of this Restated Certificate.

ARTICLE TWELVE

Section 1.       Section 203 of the DGCL.  The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2.       Limitations on Business Combinations.  Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)           prior to such time, the Board of Directors of the Corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)           upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)           at or subsequent to that time, the business combination is approved by the Board of Directors of the Corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 3.       Certain Definitions.  Solely for purposes of this Article TWELVE, references to:

(a)           “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)           “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)           “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

i.                  any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TWELVE is not applicable to the surviving entity;

ii.               any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

iii.            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the

Corporation (except as a result of immaterial changes due to fractional share adjustments);

iv.           any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

v.              any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)           “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE TWELVE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)           “Exempted Person” means any of J.H. Whitney Capital Partners, LLC, any Affiliated Company, any of their respective direct or indirect transferees of at least 15% of the Corporation’s outstanding common stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g)           “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

1.               beneficially owns such stock, directly or indirectly; or

2.               has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

3.               has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h)           “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE THIRTEEN

Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE THIRTEEN.

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